EXHIBIT 10.24

TERMINATION AND RELEASE AGREEMENT

TERMINATION AND RELEASE AGREEMENT, dated as of December 5, 2012 (this “Agreement”), by and between BLINK COUTURE, INC., a Delaware corporation (“Blink Couture”), with an address at c/o Regent Private Capital, LLC, 5727 South Lewis Avenue, Tulsa Oklahoma 74105 and LATITUDE GLOBAL, INC., a Florida corporation with an address at 6022 San Jose Boulevard, Jacksonville, Florida 32217 (“Latitude Global”).  Blink Couture and Latitude Global are sometimes collectively referred to herein as the “Parties.”

WHEREAS, the Parties, along with Latitude Global Acquisition Corp., a corporation previously formed and existing under the laws of the State of Florida and dissolved by administrative dissolution on September 28, 2012 (“Latitude Acquisition”), executed and entered into that certain Agreement and Plan of Merger, dated as of November 10, 2011, a copy of which is annexed hereto as Exhibit A (the “Merger Agreement”); and

WHEREAS, Brent Brown, the Chief Executive Officer of Latitude Global, sent a letter, dated November 27, 2012, to Lawrence Field, the Chief Executive Officer of Blink Couture, notifying Mr. Field that Latitude Global was terminating the Merger Agreement, pursuant to the provisions of Section 7.1 therein, effective as of November 27, 2012; and

WHEREAS, Latitude Global has agreed to reimburse Blink Couture, in the aggregate amount of $47,500, for its expenses incurred, in connection with the Merger Agreement and any and all actions taken by Blink Couture in furtherance of its efforts to consummate the transactions contemplated under the Merger Agreement (the “Expense Reimbursement”); and

WHEREAS, in consideration of Latitude Global’s payment of the Expense Reimbursement and its execution and delivery of a Release, in the form annexed hereto as Exhibit B (the “Latitude Global Release”), Blink Couture has agreed to execute and enter into this Agreement and to deliver a Release, in the form annexed hereto as Exhibit C (the “Blink Couture Release”);

NOW THEREFORE, in consideration of the mutual agreements contained herein, the parties agree as follows:

1.           Termination of Merger Agreement.  Effective as of the date of this Agreement, the Parties hereby mutually agree, pursuant to the provisions of subsection 7.1(a) of the Merger Agreement, to the termination of the Merger Agreement.  Except as otherwise provided herein or in the Latitude Global Release or the Blink Couture Release, upon the effectiveness of this Agreement, all of the Parties rights, liabilities and obligations shall be terminated and of no further force or effect.

2.           Payment of Expense Reimbursement by Latitude Global.  In consideration for Blink Couture’s execution and delivery of this Agreement and the Blink Couture Release, as provided herein, Latitude Global hereby agrees to pay the Expense Reimbursement, in the aggregate amount of $47,500, to Blink Couture, as follows:

(a) Concurrent with its execution and delivery of this Agreement, Latitude Global shall wire funds to the account of Blink Couture, in the amount of $7,916.66, pursuant to the wire instructions set forth in Schedule 1 to this Agreement; and

(b)  Concurrent with its execution and delivery of this Agreement, Latitude Global also shall execute and deliver to Blink Couture a promissory note, in the form of Exhibit D annexed hereto (the “Note”), in the principal amount of $39,583.34, in respect of Latitude Global’s payment of the remaining portion of the Expense Reimbursement.

3.           Representations, Warranties and Covenants of Latitude Global.  Latitude Global hereby represents, warrants and covenants to Blink Couture as follows:

(a) Existence, Power.  Latitude Global is a corporation, validly existing and in good standing under the laws of the State of Florida and has all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

(b)   Authorization. This Agreement has been duly executed by Latitude Global and, when delivered in accordance with the terms hereof will constitute the valid and binding obligation of Latitude Global enforceable against it in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally or (ii) by other equitable principles of general application.

(c) Noncontravention. The execution, delivery and performance by Latitude Global of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate (i) the Articles of Incorporation or By-laws of Latitude Global or (ii) any applicable law, rule, regulation, judgment, injunction, order or decree.

(d) Payment of Note.  Latitude Global covenants and agrees that there are no conditions or further obligations of Blink Couture, with respect to Latitude Global’s obligations to make the applicable payments to Blink Couture, pursuant to the terms of the Note, and Latitude Global agrees to comply with all of its obligations under the Note.

4.           Representations and Warranties of Blink Couture.  Blink Couture hereby represents and warrants to Latitude Global as follows:

(a) Existence, Power.  Blink Couture is a corporation, validly existing and in good standing under the laws of the State of Delaware and has all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

(b)   Authorization. This Agreement has been duly executed by Blink Couture and, when delivered in accordance with the terms hereof will constitute the valid and binding obligation of Blink Couture enforceable against it in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally or (ii) by other equitable principles of general application.

(c) Noncontravention. The execution, delivery and performance by Blink Couture of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate (i) the Certificate of Incorporation or By-laws of Blink Couture or (ii) any applicable law, rule, regulation, judgment, injunction, order or decree.

5.           Mutual Release.

(a)           In consideration for Latitude Global’s payment to Blink Couture of the Expense Reimbursement set forth in Paragraph 2 above, Blink Couture shall deliver the Blink Couture Release to Latitude Global to release all of Blink Couture’s and Latitude Acquisition’s potential claims against Latitude Global relating to the Merger Agreement, as more fully described in the Blink Couture Release.  Neither Blink Couture nor Latitude Acquisition has assigned, and shall not assign, any right to any claim to any affiliate or third party.

(b)           In consideration for Blink Couture’s agreement to enter into this Agreement, as well as its agreement to deliver the Blink Couture Release described in subparagraph 5(a) immediately preceding, and such other good and valuable consideration as shall be delivered by Blink Couture, Latitude Global shall deliver, upon the execution of this Agreement by the Parties, the Latitude Global Release to release all potential claims of Latitude Global against Blink Couture and Latitude Acquisition.  Latitude has not assigned any right to any claim to any affiliate or third party.

6.           Expenses.  Except as otherwise provided herein or in any other agreement between the Parties, all fees and expenses incurred by any of the Parties hereto shall be borne by the Party incurring such fees and expenses.

7.           Confidentiality and Nondisclosure.  The Parties agree that the terms and conditions of this Agreement shall be kept confidential and shall not be disclosed to any third party, except pursuant to written agreement by the Parties, or as may be required by law or court order.  Nothing in this Agreement shall prohibit each Party from disclosing this Agreement to its legal and accounting advisers.

8.           Miscellaneous.

(a)           Entire Agreement; Amendment.  This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, whether oral or written, between them with respect to the subject matter hereof.  This Agreement may not be amended orally, but only by an instrument in writing signed by each of the Parties to this Agreement.

(b)           Binding Effect and Benefit.  This Agreement shall inure to the benefit of and be binding upon the Parties and their respective directors, officers, heirs, legal representatives, attorneys, successors and assigns.

(c)           Survival.  All representations, warranties and covenants shall survive the date hereof for a period of two (2) years.

(d)           Governing Law; Jurisdiction.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without reference to the conflict of laws principles thereof.

(e)           Notices.  All notices and other communications under this Agreement shall be in writing and delivery thereof shall be deemed to have been made when transmitted by hand delivery, commercial overnight delivery service, facsimile or email transmission, when confirmed, or, if by certified mail, return receipt requested, within three (3) business days after deposit in the U.S. mail, to the party entitled to receive the same at the address indicated below or at such other address as such party shall have specified by written notice to the other parties hereto given in accordance herewith:

(i) if to Blink Couture, addressed to:

Blink Couture, Inc.
c/o Regent Private Capital, LLC
5727 S. Lewis Ave,
Tulsa, OK 74105
Attn:  Lawrence Field, Chief Executive Officer
Fax: (918) 392-2861
Email: lfield@regentprivatecapital.com

with a copy to:

Scott M. Miller, Esq.
Kantor Davidoff Wolfe Mandelker Twomey & Gallanty, P.C.
51 East 42nd Street, 17th Floor
New York, NY 10017
Fax:  (212) 949-5206
Email: smiller@kantorlawonline.com

; and

(ii)           if to Latitude Global, addressed to:

Latitude Global, Inc.
6022 San Jose Blvd, 2nd Floor
Jacksonville, FL 32217
Attn: Brent W. Brown, Chief Executive Officer
Fax: (904) 730-0010
Email: bbrown@the-brownstonegroup.com

             with a copy to:

Greenberg Traurig, P.A
5100 Town Center Circle
Suite 400
Boca Raton, FL 33486
Attn: Bruce C. Rosetto, Esq.
Fax: (561) 367-6225
Email: rosettob@gtlaw.com

(f)           Waiver.  Any waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement.  The failure of a Party to insist upon strict adherence to any term of this Agreement or one or more sections shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other terms of this Agreement.

(g)           Counterparts; Signatures by Facsimile.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that both Parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format or other electronic data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile, “.pdf” or other electronic data file signature page were an original thereof.

(h)           Severability.  No invalidity or unenforceability of any paragraph of this Agreement or any portion thereof will affect the validity or enforceability of any other paragraph or the remainder of such paragraph.

(i)           Preparation of Agreement.  The Parties acknowledge that this Agreement was the result of negotiation and discussion among the Parties.  The Parties further acknowledge that this Agreement shall be deemed to have been jointly prepared and that no particular Party is to be deemed the drafter or preparer of this Agreement.  Accordingly, none of the provisions of this Agreement shall be construed in favor or against a particular Party to this Agreement based on any party having prepared this Agreement.

(j)           Voluntary Agreement.  The Parties represent and declare that they have each carefully read this Agreement and know the contents thereof and that they have executed and entered into this Agreement freely and voluntarily.

IN WITNESS WHEREOF, and intending to be legally bound hereby, Latitude Global and Blink Couture have executed this Agreement on the date first above written.

LATITUDE GLOBAL, INC.

By:	/s/ Brent W. Brown
Brent W. Brown
Chief Executive Officer

BLINK COUTURE, INC.

By:	/s/ Lawrence Field
Lawrence Field
Chief Executive Officer